Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation
Brizo Ltd.	Bermuda
Moderna Australia Pty Ltd	Australia
Moderna Austria GmbH	Austria
Moderna Belgium SRL	Belgium
Moderna Biopharma Canada Corporation	Canada
Moderna Biotech Distributor UK Ltd.	United Kingdom
Moderna Biotech Ireland Limited	Ireland
Moderna Biotech Kenya Manufacturing Ltd.	Kenya
Moderna Biotech Manufacturing UK Ltd.	United Kingdom
Moderna Biotech Securities, Inc.	Massachusetts
Moderna Biotech Singapore Pte. Ltd.	Singapore
Moderna Biotech Spain, S.L.U.	Spain
Moderna Biotech UK Limited	United Kingdom
Moderna Charitable Foundation, Inc.	Delaware
Moderna Denmark ApS	Denmark
Moderna Enzymatics Co. Ltd.	Japan
Moderna France	France
Moderna Germany GmbH	Germany
Moderna Hong Kong Limited	Hong Kong
Moderna Italy S.r.l.	Italy
Moderna Japan Co., Ltd.	Japan
Moderna Korea Limited	South Korea
Moderna Manufacturing Australia Pty Ltd	Australia
Moderna Manufacturing Canada Corp.	Canada
Moderna Malaysia Sdn. Bhd.	Malaysia
Moderna Netherlands B.V.	Netherlands
Moderna Norway AS	Norway
Moderna Poland sp. z o.o.	Poland
Moderna Portugal, Unipessoal LDA	Portugal
Moderna Services, Inc.	Delaware
Moderna Sweden AB	Sweden
Moderna Switzerland GmbH	Switzerland
ModernaTX, Inc.	Delaware
Moderna Taiwan Co., Ltd	Taiwan
Moderna US, Inc.	Delaware